UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2021 (December 2, 2021)

Apollo Strategic Growth Capital
(Exact name of registrant as specified in its charter)

Cayman Islands	001-39576	98-0598290
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 West 57th Street, 43rd Floor

New York, NY 10019

(Address of principal executive offices, including zip code)

(212) 515-3200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share, $0.00005 par value, and one-third of one warrant	APSG.U	New York Stock Exchange
Class A ordinary share	APSG	New York Stock Exchange
Warrants included as part of the units	APSG WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Business Combination Agreement

On December 2, 2021, Apollo Strategic Growth Capital (“APSG” or the “Company”) entered into a Business Combination Agreement (the “Business Combination Agreement”) with GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey (“GBT”), pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement, GBT will become a direct subsidiary of APSG, with APSG being renamed “Global Business Travel Group, Inc.” (“PubCo”) and conducting its business through GBT in an umbrella partnership-C corporation structure (an “Up-C structure”). Upon the consummation of the business combination transactions contemplated by the Business Combination Agreement (such transactions, the “Business Combination”, and such consummation, the “Closing”), the existing shareholders of GBT (other than any holders of GBT MIP Shares (as defined below)) (the “Continuing JerseyCo Owners”) will together acquire a majority voting interest in PubCo and maintain a majority economic interest in GBT, and the existing shareholders of APSG will own a minority voting interest in PubCo and an indirect minority economic interest in the GBT business.

Business Combination

Pursuant to, and in accordance with the terms, and subject to the conditions, of the Business Combination Agreement, APSG will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by effecting a deregistration under the Cayman Islands Companies Act (2021 Revision), as amended, and a domestication under Section 388 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”) (such domestication, the “Domestication”). Upon the effectiveness of the Domestication, (a) each issued and outstanding Class A ordinary share of APSG (“Acquiror Cayman Class A Ordinary Share”) will automatically convert into one share of Class A common stock of APSG (“Domesticated Acquiror Class A Common Stock”); (b) each issued and outstanding Class B ordinary share of APSG (“Acquiror Cayman Class B Ordinary Share,” and together with Acquiror Cayman Class A Ordinary Shares, “Acquiror Cayman Shares”) will automatically convert into one share of Class X common stock of APSG (“Domesticated Acquiror Class X Common Stock”); (c) each issued and outstanding warrant to purchase one Acquiror Cayman Class A Ordinary Share (“Acquiror Cayman Warrant”) will automatically convert into one warrant to purchase one share of Domesticated Acquiror Class A Common Stock (“Domesticated Acquiror Warrant”); and (d) each issued and outstanding unit of APSG (“Acquiror Cayman Unit”) will separate automatically into one share of Domesticated Acquiror Class A Common Stock and one-third of one Domesticated Acquiror Warrant. In addition, pursuant to the Certificate of Incorporation of PubCo substantially in the form attached as Exhibit A to the Business Combination Agreement, which is filed as Exhibit 2.1 hereto (the “Proposed Charter”), upon the Closing, each share of Domesticated Acquiror Class X Common Stock will automatically convert into one share of Domesticated Acquiror Class A Common Stock.

As a result of the foregoing conversions and in connection with the Closing, the holders of Acquiror Cayman Shares (the “Acquiror Cayman Shareholders”) will maintain their economic and voting rights in PubCo in the form of Domesticated Acquiror Class A Common Stock. The Continuing JerseyCo Owners, who currently hold voting ordinary shares and non-voting ordinary shares of GBT (collectively, “GBT Ordinary Shares”), preferred shares of GBT (subject to the immediately following sentence) (the “GBT Preferred Shares”) and profit shares of GBT (the “GBT Profit Shares”), will receive voting rights in PubCo in the form of Class B common stock of PubCo (“Domesticated Acquiror Class B Common Stock”) and will maintain their economic rights (but have only certain limited voting rights as described below under “Proposed Organizational Documents”) in GBT in the form of equity interests of GBT following the Closing designated as “B Ordinary Shares” (“OpCo B Ordinary Shares”). Pursuant to the Business Combination Agreement, at or prior to the Closing, each GBT Preferred Share will be redeemed and cancelled, and, in consideration therefor, the holders of GBT Preferred Shares will receive, at the option of GBT, in its sole discretion, (i) cash in accordance with the terms of GBT’s memorandum of association and articles of association as in effect immediately prior to the Closing or (ii) a number of voting ordinary shares of GBT equal to the amount of cash that such holders of GBT Preferred Shares would have received pursuant to clause (i) above divided by $10.00 or (iii) a combination of the consideration described in clause (i) and (ii). Further, (a) any non-voting management incentive plan shares of GBT (“GBT MIP Shares”) will be redeemed and cancelled and, in consideration therefor, at the option of GBT (but subject to the prior written consent of APSG (not to be unreasonably withheld, conditioned or delayed)), the holders thereof will receive either (i) cash equal to the fair market value of such GBT MIP Shares (as determined by the board of directors of GBT) or (ii) a number of shares of Domesticated Acquiror Class A Common Stock and OpCo C Ordinary Shares (as defined below); and (b) each option to purchase GBT MIP Shares (each, a “GBT MIP Option”) that is outstanding immediately prior to the Closing, whether vested or unvested, will be equitably converted based on a deemed $10.00 price per share of Domesticated Acquiror Class A Common Stock into an option to purchase shares of Domesticated Acquiror Class A Common Stock on substantially the same terms and conditions as are in effect with respect to such GBT MIP Option immediately prior to the Closing (each, an “Acquiror Option”) in a manner determined by GBT in consultation with APSG and consistent with certain U.S. tax regulations.

In addition, in connection with the Closing, PubCo will acquire and hold all equity interests of GBT designated as “A Ordinary Shares” (“OpCo A Ordinary Shares”), which will have pro rata economic rights and all of the voting rights in GBT (subject to certain limited rights of the OpCo B Ordinary Shares described below under “Proposed Organizational Documents”), and one non-redeemable “Z Ordinary Share” (“OpCo Z Ordinary Share”), which will have no economic or voting rights in GBT, in exchange for a purchase price equal to the sum of (a) the amount of cash available in APSG’s trust account following the Special Meeting (as defined below), after deducting the amount required to satisfy any redemptions by existing APSG shareholders and the amount required to satisfy any unpaid transaction expenses, plus the amount of APSG’s cash on hand (outside of the trust account) immediately prior to the Closing, plus (b) the aggregate amount of the PIPE Investment (as defined below), plus (c) the amount of cash actually drawn under any debt financing obtained by APSG (excluding any loans or other indebtedness or transaction expenses repaid at or prior to the Closing in connection with the transactions contemplated by the Business Combination Agreement, the “Transactions”)) prior to or at the Closing, plus (d) the Acquiror Class B Common Stock Purchase Price (as defined below) (the “Acquiror Subscribed Ordinary Shares Purchase Price”).

The number of OpCo B Ordinary Shares (and corresponding shares of Domesticated Acquiror Class B Common Stock) and shares of Domesticated Acquiror Class A Common Stock (including those underlying the Acquiror Options) issued to the Continuing JerseyCo Owners and former holders of GBT MIP Shares and GBT MIP Options, as well as any Domesticated Acquiror Class A Common Stock issued upon the exercise of any Acquiror Options (as may be permitted by GBT or PubCo) or upon the exchange of any OpCo B Ordinary Shares pursuant to the Exchange Agreement (as described below), are subject to certain adjustments (the “Egencia Adjustments”) in connection with the post-closing equity adjustment (the “Post-Closing Equity Adjustment”) required under the Equity Contribution Agreement, dated as of August 11, 2021, by and among Expedia, Inc., GBT and Juweel Investors Limited entered into in connection with GBT’s acquisition of the Egencia business from an affiliate of Expedia, Inc., EG Corporate Travel Holdings LLC (“Expedia”), if the final determination of the Post-Closing Equity Adjustment has not occurred prior to the Closing; provided, that if GBT and Expedia agree to settle, and do in fact settle, any Post-Closing Equity Adjustment, in whole, for an amount in cash of $5 million or less, then no adjustment will be made.

Earnout

Pursuant to the Business Combination Agreement and on the terms and subject to the conditions thereof, the holders of GBT Ordinary Shares, GBT Preferred Shares, GBT Profit Shares, GBT MIP Shares and certain legacy GBT MIP Options (“GBT Legacy MIP Options”) will also receive an aggregate of 15,000,000 “earnout” shares in the form of equity interests of GBT following the Closing designated as “C Ordinary Shares” (“OpCo C Ordinary Shares”), which will, upon certain post-Closing events described below occurring within five years from Closing (such period, the “Earnout Period”), (a) in the case of the former holders of GBT Ordinary Shares, GBT Preferred Shares and GBT Profit Shares, be converted and re-designated into OpCo B Ordinary Shares, with PubCo issuing such holders shares of Domesticated Acquiror Class B Common Stock, or (b) in the case of holders of GBT MIP Shares and GBT Legacy MIP Options, be redeemed and cancelled, with the holders thereof receiving shares of Domesticated Acquiror Class A Common Stock (clauses (a) and (b), each an “Earnout Achievement Distribution”). If, within the Earnout Period, the volume-weighted average price (the “VWAP”) of Domesticated Acquiror Class A Common Stock is greater than or equal to $12.50 for any 20 trading days within a period of 30 consecutive trading days, holders of OpCo C Ordinary Shares will receive their applicable Earnout Achievement Distribution with respect to 50% of their OpCo C Ordinary Shares. If, within the Earnout Period, the VWAP of Domesticated Acquiror Class A Common Stock is greater than or equal to $15.00 for any 20 trading days within a period of 30 consecutive trading days, holders of OpCo C Ordinary Shares will receive their applicable Earnout Achievement Distribution with respect to the remaining 50% of their OpCo C Ordinary Shares. The earnout may also be deemed triggered if certain consideration thresholds are satisfied in connection with the occurrence of certain change of control events during the Earnout Period. To the extent that the aforementioned triggering events do not occur within the Earnout Period, the applicable OpCo C Ordinary Shares will be forfeited and cancelled for no consideration. The Domesticated Acquiror Class A Common Stock price targets and the number of shares of Domesticated Acquiror Class A Common Stock, shares of Domesticated Acquiror Class B Common Stock and OpCo B Ordinary Shares will be equitably adjusted for stock splits, reverse stock splits, dividends (cash or stock), reorganizations, recapitalizations, reclassifications, combinations or other like changes or transactions with respect to the OpCo B Ordinary Shares, shares of Domesticated Acquiror Class B Common Stock and Domesticated Acquiror Class A Common Stock occurring after the Closing.

Representations, Warranties and Covenants

The parties to the Business Combination Agreement have made customary representations and warranties in the Business Combination Agreement. The parties have also made customary covenants in the Business Combination Agreement that apply to the pre-Closing period, including, among others, covenants with respect to (a) the conduct of business of GBT and its subsidiaries, on the one hand, and APSG, on the other hand, (b) compliance with the notification and reporting requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (c) APSG’s submission of an informal briefing paper to the United Kingdom Investment Security Unit in relation to approval of the Transactions under the National Security and Investment Act 2021 (United Kingdom) (the “NSIA”) and notification of the U.K. Secretary of State of the Transactions in accordance with section 14(1) of the NSIA, (d) the non-solicitation by either party of any proposal or offer from any third party relating to a potential competing transaction. The representations, warranties and covenants to be performed at or prior to the Closing will not survive the Closing and (e) GBT’s reasonable best efforts to enter into definitive agreements with Amex Holdco in respect of certain commercial arrangements.

In addition, APSG and GBT will jointly prepare, and APSG will file with the Securities and Exchange Commission (the “SEC”), mutually acceptable materials which will include the proxy statement (the “Proxy Statement”) relating to the special meeting of APSG’s shareholders in connection with the Transactions (the “Special Meeting”), and the Registration Statement on Form S-4 with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Domesticated Acquiror Class A Common Stock (the “Registration Statement”) and including the Proxy Statement, which will be included as a prospectus (the “Proxy Statement/Registration Statement”). APSG agreed to, through its board of directors, recommend to the Acquiror Cayman Shareholders that they approve each of the proposals to be put forth at the Special Meeting in connection with the Transactions, including, among others, the approval of the Business Combination Agreement (the “Shareholder Proposals”), unless the board of directors of APSG has changed its recommendation in accordance with the express terms of the Business Combination Agreement (a “Modification in Recommendation”).

Conditions to Closing

The Closing is subject to certain conditions, including, among other things, (i) that the approval of the Shareholder Proposals (other than any separate or unbundled advisory proposals as are required to implement the Domestication or the changes to Acquiror’s Certificate of Incorporation or Bylaws) has been obtained; (ii) the expiration or termination of any applicable waiting period under the HSR Act and receipt of approval from (or a notification or final notification that no further action will be taken by) the U.K. Secretary of State pursuant to the NSIA (including a notification by the U.K. Secretary of State that no further action will be taken in relation to the transaction, or final notification by the U.K. Secretary of State that no further action will be taken by the NSIA in relation to a call-in notice in respect of the transaction); (iii) that the amount of available cash at Closing, including the amount in APSG’s trust account (net of shareholder redemptions) and the aggregate gross purchase price received by APSG in connection with the PIPE Investment, is at least $300 million (which is only a condition in favor of GBT, but cannot be waived without the prior written consent of APSG (such consent to not be unreasonably withheld, conditioned or delayed)); (iv) satisfaction of covenant and representation and warranty bring-down conditions and receipt of certificates from each party certifying the satisfaction of such conditions; (v) the absence of any law or order that would prohibit or make illegal the Transactions; (vi) the absence of a Company Material Adverse Effect or an Acquiror Material Adverse Effect (as each is defined in the Business Combination Agreement); (vii) the approval of the listing of Domesticated Acquiror Class A Common Stock on the New York Stock Exchange; (viii) the effectiveness of the Domestication; (ix) APSG’s net tangible assets not being less than $5,000,001; and (x) the effectiveness of the Registration Statement. To the extent permitted by law (and subject to the limitation described in clause (iii) above), the conditions in the Business Combination Agreement may be waived by the parties thereto.

Termination Rights

The Business Combination Agreement may be terminated by either APSG or GBT at any time prior to Closing as follows: (a) by mutual written consent of APSG and GBT; (b) by either APSG or GBT if any applicable government entity enacted, issued, promulgated, enforced or entered any order which has become final and non-appealable and has the effect of enjoining or prohibiting the consummation of the Business Combination, or if a law is adopted that permanently makes consummation of the Business Combination illegal or otherwise prohibited; (c) by either APSG or GBT if approval of the Shareholder Proposals is not obtained by reason of the failure to obtain the required vote at the Special Meeting or any adjournment or postponement thereof; (d) by GBT prior to APSG obtaining approval of the Shareholder Proposals at the Special Meeting if there has been a Modification in Recommendation; (e) by either APSG or GBT if the other party breaches any of its representations, warranties, covenants or agreements such that the conditions to Closing relating to the representations, warranties and covenants of such other party would not be satisfied at the Closing (subject to a cure period), so long as the terminating party is not then in material breach of its representations, warranties, covenants or agreements such that the conditions to the obligations of the other party would not be satisfied at the Closing; or (f) by either APSG or GBT if the Closing has not occurred on or before August 2, 2022.

The foregoing description of the Business Combination Agreement and the proposed Business Combination is not complete and is qualified in its entirety by reference to the Business Combination Agreement, which is attached as Exhibit 2.1 to this Current Report and incorporated herein by reference. The Business Combination Agreement contains representations, warranties and covenants that the parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The Business Combination Agreement has been attached to provide investors with information regarding its terms and is not intended to provide any other factual information about APSG, GBT or any other person or entity. In particular, the representations, warranties, covenants and agreements contained in the Business Combination Agreement, which were made only for purposes of the Business Combination Agreement and as of specific dates, were solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC. Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Business Combination Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Business Combination Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in APSG’s public disclosures.

Proposed Organizational Documents

Following the Closing, the rights of holders of Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Class B Common Stock will be governed by the Proposed Charter and the Bylaws of PubCo (substantially in the form attached as Exhibit B to the Business Combination Agreement, which is filed as Exhibit 2.1 hereto (the “Proposed Bylaws”)). The Proposed Charter contains provisions related to the Egencia Adjustments and exchanges under the Exchange Agreement (as defined below). Pursuant to the Proposed Charter, PubCo will elect not to be governed by Section 203 of the DGCL. The Proposed Charter will, however, include provisions similar to Section 203 of the DGCL that generally prohibit PubCo from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder becomes an interested stockholder, unless (i) such person became an interested stockholder as a result of a transaction approved by the PubCo board of directors (other than the Business Combination), (ii) such person acquired at least 85% of PubCo’s voting stock (excluding shares owned by officers and directors of PubCo and employee stock plans) in the transaction by which such person became an interested stockholder or (iii) such transactions are approved by the PubCo board of directors and the affirmative vote of at least two-thirds of PubCo’s outstanding voting stock (other than such stock owned by the interested stockholder). In general, a person and its affiliates and associates will be an “interested stockholder” under the Proposed Charter if such person (a) holds at least 15% of PubCo’s voting stock or is an affiliate or associate of PubCo and (b) held at least 15% of PubCo’s voting stock at any time during the three-year period preceding the date on which it is sought to be determined whether such person is an interested stockholder; however, a person that acquires greater than 15% of PubCo’s voting stock solely as a result of actions taken by PubCo will not be an interested stockholder unless such person thereafter acquires additional shares of voting stock other than as a result of further corporate action not caused by such person. Further, the foregoing restrictions will not apply if the business combination is with a person who became an interested stockholder as a result of the Business Combination (provided such person does not acquire more than an additional 1% of the outstanding shares of PubCo’s voting stock after the date of the Closing). The Proposed Charter generally contains customary provisions for the certificate of incorporation of a publicly traded company, including provisions for a classified board of directors. The Proposed Bylaws generally contain customary provisions for the bylaws of a publicly traded company.

Following the Closing, the rights of holders of OpCo Ordinary Shares will be governed by the Fourth Amended & Restated Memorandum of Association of GBT and the Third Amended & Restated Articles of Association of GBT, substantially in the forms attached as Exhibit F and Exhibit G, respectively, to the Business Combination Agreement, which is filed as Exhibit 2.1 hereto (collectively, the “GBT Amended and Restated M&A”). The GBT Amended and Restated M&A will, among other things, modify GBT’s capital structure by reorganizing the different classes of shares currently held by the shareholders of GBT into new OpCo B Ordinary Shares and authorizing new OpCo A Ordinary Shares (which will be issued to PubCo), OpCo C Ordinary Shares (which will be issued to the Continuing JerseyCo Owners and certain other persons as described above) and the OpCo Z Ordinary Share (which will be issued to PubCo). OpCo A Ordinary Shares will be substantially the same as OpCo B Ordinary Shares, except that only OpCo A Ordinary Shares, all of which will be held by PubCo, will have the right to vote on matters on which members of GBT generally are entitled to vote, including in the election of the board of directors of GBT. By contrast, OpCo B Ordinary Shares and OpCo C Ordinary Shares will have the right to vote only on specific matters as to which they are entitled to vote as a separate class under Jersey law. Pursuant to the Shareholders Agreement (as defined below), however, the Continuing JerseyCo Owners will appoint PubCo as their attorney-in-fact to, among other things, execute (x) written resolutions in their capacities as holders of OpCo B Ordinary Shares and OpCo C Ordinary Shares, as applicable, and (y) instruments appointing PubCo as their proxy to vote such shares, in each case on all such matters as to which a vote or written resolution of the holders of such shares is required by law, other than matters that relate specifically and solely to the rights, priorities and privileges of the OpCo B Ordinary Shares or the OpCo C Ordinary Shares, as applicable, or matters that have a disproportionate adverse effect on the OpCo B Ordinary Shares or the OpCo C Ordinary Shares, as applicable, as compared to any other class or series. The GBT Amended and Restated M&A will contain corollary provisions giving effect to these arrangements. The OpCo Z Ordinary Share does not have the right to vote and is non-redeemable by GBT under the GBT Amended and Restated M&A.

The foregoing descriptions of the Proposed Charter, Proposed Bylaws and GBT Amended and Restated M&A do not purport to be complete and are qualified in their entirety by the forms thereof, which are attached as Exhibit A, Exhibit B, Exhibit F and Exhibit G, respectively, to the Business Combination Agreement, which is filed as Exhibit 2.1 to this Current Report and incorporated herein by reference.

PIPE Subscription Agreements

On December 2, 2021, concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements (the “PIPE Subscription Agreements”) with certain strategic and institutional investors, including the Sponsor (as defined below) (collectively, the “PIPE Investors”), pursuant to which, among other things, and on the terms and subject to the conditions set forth therein, the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such PIPE Investors, immediately prior to the Closing, an aggregate of 33,500,000 shares of Domesticated Acquiror Class A Common Stock at a cash purchase price of $10.00 per share for an aggregate purchase price equal to $335 million (the “PIPE Investment”). Of the 33,500,000 shares of Domesticated Acquiror Class A Common Stock to be issued pursuant to the PIPE Subscription Agreements, the Sponsor has agreed to purchase 2,000,000 shares of Domesticated Acquiror Class A Common Stock on the same terms and conditions as the other PIPE Investors at a price of $10.00 per share. The PIPE Subscription Agreements contain customary representations, warranties, covenants and agreements of the Company and the PIPE Investors and are subject to customary closing conditions, including the substantially concurrent consummation of the Business Combination.

Pursuant to the PIPE Subscription Agreements, PubCo is required to submit or file with the SEC, within (i) 30 calendar days after the Closing or (ii) 90 calendar days following PubCo’s most recent fiscal year end if audited financials for the year ended December 31, 2021 are required to be included, a registration statement on Form S-1 or Form S-3, as applicable (“Shelf”), covering the resale of the Domesticated Acquiror Class A Common Stock issued pursuant to the PIPE Subscription Agreements and to use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) 60 calendar days (or 90 calendar days if the SEC notifies PubCo that it will “review” the Shelf) after the filing thereof and (ii) the 10th business day after the date PubCo is notified (orally or in writing, whichever is earlier) by the SEC that the Shelf will not be “reviewed” or will not be subject to further review. The PIPE Subscription Agreements will terminate and be void with no further force or effect upon the earliest to occur of: (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms; (b) the mutual written agreement of the parties to the PIPE Subscription Agreement and GBT; or (c) if the applicable PIPE Investment has not been consummated within 10 months after the date thereof, other than as a result of breach by the terminating party.

The foregoing description of the PIPE Subscription Agreements is not complete and is qualified in its entirety by reference to the Form of PIPE Subscription Agreement, which is attached as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Subscription and Distribution Agreements

Acquiror Class B Common Stock Subscription Agreement

In connection with the Business Combination Agreement, PubCo and GBT will enter into a subscription agreement (the “Acquiror Class B Common Stock Subscription Agreement”) pursuant to which PubCo will issue and sell to GBT, and GBT will subscribe for and purchase from PubCo, shares of Domesticated Acquiror Class B Common Stock (the “GBT Subscription”) in exchange for the amount which equals the product of (a) $0.0001 per share and (b) the aggregate number of shares of Domesticated Acquiror Class B Common Stock to be subscribed for by GBT (the “Acquiror Class B Common Stock Purchase Price”).

Acquiror Subscribed Ordinary Shares Subscription Agreement

In connection with the Business Combination Agreement, GBT and PubCo will enter into a subscription agreement (the “Acquiror Subscribed Ordinary Shares Subscription Agreement”) pursuant to which GBT will issue and sell to PubCo, and PubCo will subscribe for and purchase from GBT, OpCo A Ordinary Shares and one OpCo Z Ordinary Share in exchange for the Acquiror Subscribed Ordinary Shares Purchase Price.

Acquiror Class B Common Stock Distribution Agreement

In connection with the Business Combination Agreement, GBT and the Continuing JerseyCo Owners will enter into a distribution agreement (the “Acquiror Class B Common Stock Distribution Agreement”) pursuant to which, following the GBT Subscription, GBT will distribute to the Continuing JerseyCo Owners, and each Continuing JerseyCo Owner will accept from GBT, the shares of Domesticated Acquiror Class B Common Stock that GBT acquired in connection with the GBT Subscription, in partial consideration for the redemption and cancellation of the GBT Ordinary Shares held by the Continuing JerseyCo Owners.

The foregoing descriptions of the Acquiror Class B Common Stock Subscription Agreement, Acquiror Subscribed Ordinary Shares Subscription Agreement and Acquiror Class B Common Stock Distribution Agreement are not complete and are qualified in their entirety by reference to the forms of such agreements, which are attached as Exhibit J, Exhibit K and Exhibit L, respectively, to the Business Combination Agreement, which is filed as Exhibit 2.1 to this Current Report and incorporated herein by reference.

Sponsor Support Agreement

In connection with the Business Combination Agreement, on December 2, 2021, APSG Sponsor, L.P., a Cayman Islands exempted limited partnership (the “Sponsor”), members of the board of directors and management of APSG (the “Insiders”) and GBT entered into a support agreement (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor and each Insider agreed to, among other things, vote or cause to be voted, all of the Acquiror Cayman Shares beneficially owned by it, at the Special Meeting: (i) in favor of all the Shareholder Proposals, (ii) against any competing transaction, (iii) against any change in the business, management or board of directors of APSG that would reasonably be expected to adversely affect the ability of APSG to consummate the Transactions or is otherwise inconsistent with any obligation of APSG under the Business Combination Agreement, and (iv) against any other proposal, agreement or action that would reasonably be expected to (a) impede, frustrate, prevent or nullify, or materially delay or materially impair the ability of APSG to perform its obligations under, any provision of the Business Combination Agreement or the transaction documents, (b) result in any of the conditions to Closing not being satisfied or (c) result in a breach of any covenant, representation or warranty or other obligation or agreement of APSG under the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or the Insiders contained in the Sponsor Support Agreement. The Sponsor and each Insider also agreed not to redeem any of the Acquiror Cayman Shares beneficially owned by them in connection with the Transactions or sell any of their Acquiror Cayman Shares, Acquiror Cayman Units or Acquiror Cayman Warrants (other than to certain permitted transferees) during the pre-Closing period. Further, the Sponsor and each Insider have agreed to comply with certain provisions of the Business Combination Agreement, including the provisions regarding non-solicitation, confidentiality and publicity, as if they were APSG with respect to such provisions, and to execute and deliver all documents and take all actions reasonably necessary by them for APSG to comply with its obligations relating to regulatory approvals in the Business Combination Agreement.

The foregoing description of the Sponsor Support Agreement is not complete and is qualified in its entirety by reference to the Sponsor Support Agreement, which is attached as Exhibit 10.2 to this Current Report and incorporated herein by reference.

Sponsor Side Letter

In connection with the Business Combination Agreement, on December 2, 2021, the Sponsor, the Insiders, APSG and GBT entered into a letter agreement (the “Sponsor Side Letter”). Pursuant to the Sponsor Side Letter, the Sponsor and each Insider has agreed not to transfer (other than to certain permitted transferees) (i) any shares of Domesticated Acquiror Class A Common Stock issued to each of them at the Closing, until the earlier to occur of (a) one year following the Closing and (b) (x) the date on which the last reported sale price of the Domesticated Acquiror Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their shares for cash, securities or other property; and (ii) any of the Domesticated Acquiror Warrants (or any shares of Domesticated Acquiror Class A Common Stock issued or issuable upon exercise of the Domesticated Acquiror Warrants) issued to each of them at the Closing until 30 days after the Closing.

In addition, pursuant to the Sponsor Side Letter, the Sponsor has agreed that 13,631,318 of the shares of Domesticated Acquiror Class A Common Stock issued to the Sponsor at the Closing (the “Sponsor Shares”) will immediately vest without restrictions and 6,713,932 of the Sponsor Shares will be deemed unvested subject to certain triggering events to occur within five years from Closing (such period, the “Sponsor Side Letter Vesting Period”). If, within the Sponsor Side Letter Vesting Period, the VWAP of Domesticated Acquiror Class A Common Stock is greater than or equal to $12.50 for any 20 trading days within a period of 30 consecutive trading days, 3,356,966 of the unvested Sponsor Shares will vest. If, within the Sponsor Side Letter Vesting Period, the VWAP of Domesticated Acquiror Class A Common Stock is greater than or equal to $15.00 for any 20 trading days within a period of 30 consecutive trading days, the remaining 3,356,966 of the unvested Sponsor Shares will vest. The Sponsor Shares may also be deemed vested if certain consideration thresholds are satisfied in connection with the occurrence of certain change of control events during the Sponsor Side Letter Vesting Period. To the extent that either of the aforementioned triggering events do not occur within the Sponsor Side Letter Vesting Period, such Sponsor Shares will be forfeited and surrendered to PubCo. The number of shares and the price targets listed above will be equitably adjusted for stock splits, reverse stock splits, dividends (cash or stock), reorganizations, recapitalizations, reclassifications, combinations or other like changes or transactions with respect to the Domesticated Acquiror Class A Common Stock occurring after the Closing.

The foregoing description of the Sponsor Side Letter is not complete and is qualified in its entirety by reference to the Sponsor Side Letter, which is attached as Exhibit 10.3 to this Current Report and incorporated herein by reference.

Company Holders Support Agreement

In connection with the Business Combination Agreement, on December 2, 2021, the Continuing JerseyCo Owners and GBT entered into a support agreement (the “Company Holders Support Agreement”). Pursuant to the Company Holders Support Agreement, each of the Continuing JerseyCo Owners agreed to, among other things, during the pre-Closing period, execute, deliver or otherwise grant any action by written consent, special resolution or other approval, or vote or cause to be voted at any meeting of shareholders of GBT: (i) in favor of any such consent, resolution or other approval, as may be required under the organizational documents of GBT or applicable law or otherwise sought with respect to the Business Combination Agreement or the Transactions (including in order to effect the transactions set forth in Section 2.1 of the Business Combination Agreement) and (ii) against any competing transaction and any other proposal, agreement or action that would reasonably be expected to (a) prevent or nullify, or materially delay or materially impair the ability of GBT to perform its obligations under, any provision of the Business Combination Agreement or the transaction documents, (b) result in any of the conditions to Closing not being satisfied or (c) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Continuing JerseyCo Owners contained in the Company Holders Support Agreement. Each of the Continuing JerseyCo Owners also agreed not to sell any of its GBT Ordinary Shares, GBT Preferred Shares or GBT Profit Shares (other than to certain permitted transferees) during the pre-Closing period. Further, each Continuing JerseyCo Owner has agreed to comply with certain provisions of the Business Combination Agreement, including the provisions regarding non-solicitation and publicity, as if they were GBT with respect to such provisions, and to execute and deliver on the Closing Date, the Shareholders Agreement, the Acquiror Class B Common Stock Distribution Agreement, the Exchange Agreement (as defined below) and the Amended and Restated Registration Rights Agreement (as defined below).

Additionally, each Continuing JerseyCo Owner has agreed not to transfer, until the 180th day following the Closing Date (the “UW Lock-Up Release Date”), any equity securities of PubCo or GBT (subject to certain permitted exceptions); provided, that if the final determination of the Post-Closing Equity Adjustment has not occurred prior to the expiration of the UW Lock-Up Release Date, then each Continuing JerseyCo Owner agrees to retain and not transfer at least 5% of each class of securities of each of PubCo and GBT (subject to certain permitted exceptions) that it receives in connection with the Closing, from the UW Lock-Up Release Date until the completion of the implementation of the adjustments set forth in the Business Combination Agreement in connection with the Post-Closing Equity Adjustment.

Amex Holdco and its affiliates have also agreed to use their reasonable best efforts to enter into definitive agreements with GBT in respect of certain commercial arrangements.

The foregoing description of the Company Holders Support Agreement is not complete and is qualified in its entirety by reference to the Company Holders Support Agreement, which is attached as Exhibit 10.4 to this Current Report and incorporated herein by reference.

Amended and Restated Registration Rights Agreement

At the Closing, PubCo, the Sponsor, the Insiders and the Continuing JerseyCo Owners (collectively, the “Holders”) will enter into an amended and restated registration rights agreement pursuant to which, among other things, PubCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Domesticated Acquiror Class A Common Stock and other equity securities of PubCo that are held by the Holders from time to time (the “Amended and Restated Registration Rights Agreement”). Pursuant to the Amended and Restated Registration Rights Agreement, PubCo will be required to submit or file with the SEC, within (i) 30 calendar days after the Closing or (ii) 90 calendar days following PubCo’s most recent fiscal year end if audited financials for the year ended December 31, 2021 are required to be included, a Shelf covering the issuance and the resale of all such registrable securities on a delayed or continuous basis, and to use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) 60 calendar days (or 90 calendar days if the SEC notifies PubCo that it will “review” the Shelf) after the filing thereof and (ii) the 10th business day after the date PubCo is notified (orally or in writing, whichever is earlier) by the SEC that the Shelf will not be “reviewed” or will not be subject to further review.

When an effective Shelf is on file with the SEC, the Sponsor and the Insiders may collectively demand not more than one underwritten shelf takedown per fiscal quarter and each Continuing JerseyCo Owner may demand not more than one underwritten shelf takedown per fiscal quarter, in each case, subject to certain customary limitations set forth in the Amended and Restated Registration Rights Agreement, including the right of the underwriters to limit the number of securities to be included in an underwritten offering and PubCo’s right to delay or withdraw a registration statement under certain circumstances. The Holders will also be entitled to certain piggyback registration rights and indemnification rights.

The foregoing description of the Amended and Restated Registration Rights Agreement is not complete and is qualified in its entirety by reference to the Form of the Amended and Restated Registration Rights Agreement, which is attached as Exhibit I to the Business Combination Agreement, which is filed as Exhibit 2.1 to this Current Report and incorporated herein by reference.

Exchange Agreement

At the Closing, PubCo, GBT and the Continuing JerseyCo Owners will enter into an exchange agreement (the “Exchange Agreement”), giving the Continuing JerseyCo Owners (or certain of their permitted transferees) the right, on the terms and subject to the conditions of the Exchange Agreement, to exchange their OpCo B Ordinary Shares (with automatic surrender for cancellation of an equal number of shares of Domesticated Acquiror Class B Common Stock) for shares of Domesticated Acquiror Class A Common Stock on a one-for-one basis, subject to customary adjustments for stock splits, dividends, reclassifications and other similar transactions or, in certain limited circumstances, at the option of a committee of PubCo’s board consisting solely of independent and disinterested (with respect to any particular exchange) members (the “Exchange Committee”), for cash (based on the VWAP of Domesticated Acquiror Class A Common Stock for the five trading day period ending on the trading day immediately preceding the applicable exchange date). In addition, to preserve the contemplated Up-C structure, the Exchange Agreement provides that PubCo and GBT will take (or, in some cases, forbear from taking) various actions, as necessary to maintain a one-to-one ratio between the number of issued and outstanding (x) Domesticated Acquiror Class A Common Stock (and equivalents) and the OpCo A Ordinary Shares and (y) Domesticated Acquiror Class B Common Stock and the OpCo B Ordinary Shares. For example, the Exchange Agreement provides that, if PubCo issues or sells additional shares of Domesticated Acquiror Class A Common Stock, PubCo will contribute the net proceeds of such issuance and sale to GBT, and GBT will issue to PubCo an equal number of OpCo A Ordinary Shares. Similarly, the Exchange Agreement provides that neither PubCo nor GBT may effect any subdivision or combination of any of its equity securities unless the other effects an identical subdivision or combination of the corresponding class of its equity securities.

The foregoing description of the Exchange Agreement is not complete and is qualified in its entirety by reference to the Form of the Exchange Agreement, which is attached as Exhibit H to the Business Combination Agreement, which is filed as Exhibit 2.1 to this Current Report and incorporated herein by reference.

Shareholders Agreement

At Closing, PubCo, GBT, American Express Travel Holdings Netherlands Coöperatief U.A. (“Amex HoldCo”), Juweel Investors (SPC) Limited (“Juweel”) and Expedia will enter into a shareholders agreement (the “Shareholders Agreement”). The Shareholders Agreement will set forth certain agreements with respect to, among other matters, transfers of equity securities of PubCo and GBT, the governance of PubCo and GBT, tax distributions that GBT will make to PubCo and the Continuing JerseyCo Owners and certain information rights of the Continuing JerseyCo Owners.

The Shareholders Agreement will set forth various restrictions, limitations and other terms governing the Continuing JerseyCo Owners’ transfer of equity securities of PubCo and GBT (other than, in most circumstances, the OpCo A Ordinary Shares). Among other matters, and subject to certain terms, conditions and exceptions, the Shareholders Agreement generally will prohibit transfers of such equity securities to certain specified restricted persons, as well as transfers that would violate applicable securities laws or cause GBT to be treated other than as a pass-through entity for U.S. federal income tax purposes.

The Shareholders Agreement will specify the initial composition of the PubCo board of directors, effective immediately upon the Domestication and Closing. PubCo will agree with each Continuing JerseyCo Owner (on a several basis), following the Closing, to take all necessary action within its control to cause its board to have eleven directors, consisting of the Chief Executive Officer, two Amex HoldCo nominees, two Juweel nominees, one Expedia nominee and, for as long as the director designated by the Sponsor is serving on the board, four independent nominees nominated by the board’s nominating and governance committee, and, following the conclusion of the Sponsor designee’s service on the board, five such nominees. If Amex HoldCo or Juweel ceases to own at least 15% of PubCo’s issued shares, it will thereafter have the right to nominate only one director, and if any Continuing JerseyCo ceases to own at least 5% of PubCo’s issued shares, it will thereafter have no right to nominate a director, except that Amex HoldCo will continue to have the right to nominate director for so long as PubCo is a “controlled entity” under the Bank Holding Company Act.

The Shareholders Agreement will also require (subject to certain specified conditions and exceptions including those described below) the approval of each Continuing JerseyCo Owner for PubCo or its subsidiaries to take certain actions, including:

•	Other than in accordance with the Proposed Charter or pursuant to an issuer tender offer or share repurchase program that, in each case, was approved by PubCo’s board of directors , the redemption, cancellation or repayment of PubCo’s or GBT’s equity securities, other than on a pro rata basis;

•	Dividends or distributions, other than on a pro rata basis;

•	Share exchanges, splits, combinations and similar actions with respect to one or more, but not all, classes or series of PubCo or GBT shares;

•	Amendments to GBT’s organizational documents that relate specifically and solely to rights, priorities or privileges of the OpCo B Ordinary Shares or the OpCo C Ordinary Shares, as applicable, or have a disproportionate adverse effect on such shares as compared to any other class or series of shares, and do not require a separate class vote of the holders of such shares; or

•	Any agreement or commitment to do any of the foregoing.

In general, the foregoing approval right of a Continuing JerseyCo Owner will terminate if such Continuing JerseyCo Owner ceases to own at least 10% of the issued shares of PubCo’s stock; however, an amendment of GBT’s organizational documents of the type described in the fourth bullet in the preceding sentence will require the approval of any Continuing JerseyCo Owner to which such amendment is materially adverse, regardless of such Continuing JerseyCo Owner’s percentage ownership of PubCo’s stock at such time. The foregoing approval rights do not apply to actions that PubCo or JerseyCo undertake to effect an Egencia Adjustment or that they are authorized to undertake pursuant to the Exchange Agreement.

Each Continuing JerseyCo Owner will appoint PubCo as its attorney-in-fact to, among other things, execute (x) written resolutions in their capacities as holders of OpCo B Ordinary Shares and OpCo C Ordinary Shares, as applicable, and (y) instruments appointing PubCo as their proxy to vote such shares, in each case on all such matters as to which a vote or written resolution of the holders of such shares is required by law, other than matters that relate specifically and solely to the rights, priorities and privileges of the OpCo B Ordinary Shares or the OpCo C Ordinary Shares, as applicable, or matters that have a disproportionate adverse effect on the OpCo B Ordinary Shares or the OpCo C Ordinary Shares, as applicable, as compared to any other class or series.

The Shareholders Agreement will require GBT to make pro rata cash distributions to GBT’s shareholders, including PubCo, in amounts intended to be sufficient to enable PubCo to satisfy its liabilities for taxes, as reasonably determined by the board of directors of GBT.

The Shareholders Agreement will require PubCo and GBT to provide the Continuing JerseyCo Owners, for their financial planning processes, certain financial information beyond that which PubCo will make available publicly in its periodic reports filed with the Securities and Exchange Commission.

The foregoing description of the Shareholders Agreement is not complete and is qualified in its entirety by reference to the Form of the Shareholder Agreement, which is attached as Exhibit C to the Business Combination Agreement, which is filed as Exhibit 2.1 to this Current Report and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth above in Item 1.01 of this Report is incorporated by reference herein. The issuance of shares of common stock in connection with the consummation of the transactions contemplated by the Business Combination Agreement and PIPE Subscription Agreements (other than the issuance of shares registered pursuant to the S-4) will not be registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 7.01	Regulation FD Disclosure.

On December 2, 2021, certain subsidiaries of GBT obtained commitments for an additional $1 billion five-year senior secured term loan facility to be established under their existing credit agreement to repay approximately $600 million of certain existing term loan facilities and to provide an incremental $400 million of financing for general corporate purposes, including to backstop potential redemptions by existing APSG shareholders. $800 million of initial borrowings under the new facility are scheduled to occur in December 2021, and the remaining $200 million of commitments under the new facility will be available on a delayed-draw basis for a six-month period after the date of such initial borrowings, in each case, subject to certain customary borrowing conditions, including the payment of certain customary fees and reasonable costs and expenses of the lenders in connection with the new facility. Borrowings under the new facility are not conditioned on the Closing under the Business Combination Agreement or other equity investments being made in GBT. Lenders under the new facility, which include funds managed by certain affiliates of APSG and affiliates of certain PIPE Investors, have agreed to amend certain covenants and certain other terms of GBT’s existing credit agreement, which amendments are to become effective upon the date of the initial borrowings under the new facility. Loans outstanding under the new facility will accrue interest at a variable interest rate based on either LIBOR or the “base rate” (with a 1.00% LIBOR floor), plus an applicable margin of 6.50% per annum for LIBOR loans and 5.50% per annum for base rate loans initially. Commencing with the period ending December 31, 2022, the applicable margin for loans under the new facility will vary with the total leverage ratio, ranging from 5.00% to 6.50% per annum for LIBOR loans and 4.00% to 5.50% per annum for base rate loans. The new facility is subject to various customary representations, warranties, covenants and events of default.

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including certain financial forecasts and projections. All statements other than statements of historical fact contained in this communication, including statements as to future results of operations and financial position, planned products and services, business strategy and plans, objectives of management for future operations of GBT, market size and growth opportunities, competitive position and technological and market trends, are forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking words, including “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “predicts,” “projects,” “should,” “could,” “would,” “may,” “will,” “continue,” “forecast” or other similar expressions. All forward-looking statements are based upon estimates and forecasts and reflect the views, assumptions, expectations, and opinions of GBT and APSG as of the date of this communication, and may include, without limitation, changes in general economic conditions as a result of COVID-19, all of which are accordingly subject to change. Any such estimates, assumptions, expectations, forecasts, views or opinions set forth in this communication should be regarded as indicative, preliminary and for illustrative purposes only and should not be relied upon as being necessarily indicative of future results.

The forward-looking statements and financial forecasts and projections contained in this communication are subject to a number of factors, risks and uncertainties, some of which are not currently known to GBT or APSG. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of APSG's Annual Report on Form 10-K/A filed with the SEC on November 29, 2021 (the “Annual Report”) and other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from expected results contained in the forward-looking statements.

Most of these factors are outside APSG’s and GBT’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against APSG or GBT following the announcement of the transaction; (2) the inability to complete the Business Combination, including due to the inability to concurrently close the Business Combination and the PIPE or due to failure to obtain approval of the shareholders of APSG; (3) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regulatory reviews required to complete the Business Combination; (4) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination; (5) the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees; (6) costs related to the Business Combination; (7) changes in the applicable laws or regulations; (8) the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors; (9) the impact of the global COVID-19 pandemic; and (10) other risks and uncertainties described in APSG’s filings. APSG and GBT caution that the foregoing list of factors is not exclusive and not to place undue reliance upon any forward-looking statements, including projections, which speak only as of the date made. Neither APSG nor GBT undertakes or accepts any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based except as required by law.

No Offer or Solicitation

This communication is for informational purposes only and does not constitute an offer to sell or purchase, or a solicitation of an offer to sell, buy or subscribe for, any securities in any jurisdiction, or a solicitation of any proxy, vote, consent or approval relating to the Business Combination or otherwise in any jurisdiction, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdictions.

Additional Information and Where to Find It

In connection with the proposed Business Combination, APSG intends to file a registration statement on Form S-4 with the SEC containing a preliminary prospectus and a preliminary proxy statement, and after the registration statement is declared effective, APSG will mail a definitive proxy statement/prospectus relating to the proposed Business Combination to its shareholders. This communication does not contain all the information that should be considered concerning the proposed Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the Business Combination. APSG’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the proposed Business Combination, as these materials will contain important information about GBT, APSG and the proposed Business Combination. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed Business Combination will be mailed to shareholders of APSG as of a record date to be established for voting on the proposed Business Combination. Such shareholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to Apollo Strategic Growth Capital, 9 West 57th Street, 43rd Floor, New York, NY 10019, Attention: James Crossen, (212) 515-3200.

Participants in the Solicitation

APSG and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of APSG with respect to the Business Combination. Information regarding APSG’s directors and executive officers is contained in APSG’s Annual Report. Additional information regarding such participants will be contained in the proxy statement/prospectus relating to the proposed Business Combination and other relevant documents filed with the SEC when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

GBT and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from APSG’s shareholders in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination will be contained in the proxy statement/prospectus relating to the proposed Business Combination when available.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit	Description
2.1*	Business Combination Agreement, dated as of December 2, 2021, by and between Apollo Strategic Growth Capital and GBT JerseyCo Limited.

10.1	Form of PIPE Subscription Agreement.

10.2	Sponsor Support Agreement, dated as of December 2, 2021, by and among APSG Sponsor, L.P., GBT JerseyCo Limited and the other parties thereto.

10.3	Sponsor Side Letter, dated as of December 2, 2021, by and among APSG Sponsor, L.P., Apollo Strategic Growth Capital and GBT JerseyCo Limited.

10.4	Company Holders Support Agreement, dated as of December 2, 2021, by and among Apollo Strategic Growth Capital and the parties set forth on Schedule I thereto.

*	Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 8, 2021	APOLLO STRATEGIC GROWTH CAPITAL

	By:	/s/ James Crossen
Name: James Crossen Title: Chief Financial Officer and Secretary